                                                                   EXHIBIT 10.14

                      EMPLOYMENT AND COMPENSATION AGREEMENT

       THIS EMPLOYMENT AND COMPENSATION AGREEMENT (as the same may be amended, modified or supplemented from time to time, this "Agreement") is made as of August ___, 1997 (the "Effective Date"), between ChoicePoint Inc., a Georgia corporation (together with all successors thereto, "Employer"), and _____________________, a resident of the State of Georgia ("Executive").

                               STATEMENT OF TERMS

       The parties hereby agree as follows:

       1. Employment Term.

              (a) Employer hereby employs Executive, and Executive hereby accepts employment by Employer, upon the terms and subject to the conditions hereinafter set forth.

              (b) The term of this Agreement shall commence as of the Effective Date and shall continue for a period of ____ years until the close of business on ________________________ (the "Initial Term"), unless renewed as specified herein or terminated earlier under
                     Section 4 or Section 7 hereof. If the Agreement has not been terminated pursuant to Section 4, the term of this Agreement shall be automatically extended for ______ years until the close of business on ______ (the "Renewal Term"). After the Initial Term or any additional term, Executive understands that unless Executive and Employer have mutually agreed to extend the Agreement and in the event terms triggering Section 7 have not occurred, Executive:
                     (i) will be deemed to be an employee at will and (ii) hereby agrees, to the extent his employment is to continue after the expiration of the Agreement, to enter into, prior to the expiration of the Agreement, such reasonable employee confidentiality, non-solicitation and assignment agreements with respect to Executive's employment, as ChoicePoint then customarily requires of its executives and other similarly situation employees.

       2. Title and Duties.

              (a) Executive is engaged initially with the title and duties described on Exhibit A attached hereto. Executive shall perform and discharge well and faithfully such duties, and such other duties which may be assigned by Employer to Executive from time to time in connection with the conduct of the business of Employer; however, such latter duties shall be generally consistent with those set out in Exhibit A hereto.

              (b) In addition to the duties specifically assigned to Executive pursuant to Section 2(a) hereof, Executive shall:
                     (i) diligently follow and implement all management policies and decisions communicated to Executive by Employer; (ii) timely prepare and forward all reports and accountings as may be requested by Employer of Executive; (iii) devote substantially all of Executive's time, energy and skill during regular business hours to the performance of the duties of Executive's employment (reasonable vacations and reasonable absences due to illness excepted), and faithfully and industriously perform such duties; and (iv) not devote any time to any interest that conflicts with the business of Employer or any of its affiliates.

              (c) Executive shall have the right to make contracts binding on Employer or any of its affiliates, but only to the extent consistent with the duties described on Exhibit A attached hereto.

              (d) All funds and property received by Executive on behalf of Employer or any of its affiliates shall be received and held by Executive in trust, and Executive shall account for and remit all such funds to Employer.

       3. Compensation and Benefits.


              (a) As compensation for services hereunder, during the Initial Term, Employer shall pay to Executive an annual base salary of _______________________________ (the "Base Salary").
                     Executive's performance shall be reviewed annually and based upon such review, his Base Salary shall be subject to increase from time-to-time in accordance with the recommendations of the ChoicePoint

                     [Executive Committee]. The Base Salary shall be paid in accordance with the standard payroll payment practices of Employer in effect from time to time.


              (b) The Executive shall be entitled to participate in the annual incentive program, subject to terms of the provisions of such program as established by Employer from time-to-time. Such annual incentive compensation program is set forth in Exhibit B.

              (c) The Executive shall also be eligible to receive annual grants under the ChoicePoint Inc. 1997 Omnibus Stock Incentive Plan ("Omnibus Plan") and any successor thereto. Such grants may include stock option grants, restricted stock grants and deferred share grants for the number of shares, at a price and on terms and conditions then determined by the ChoicePoint Compensation Committee. Initial grants of stock options are reflected on Exhibit B. Such Omnibus Plan may also include long-term incentive grants, such as performance shares or units or stock appreciation rights, as approved by the ChoicePoint Compensation Committee.

              (d) The Executive shall be eligible for participation in the ChoicePoint Inc. Deferred Compensation Plan for Management Employees which may include one or more of the following:
                     (i) an amount transferred from prior non-qualified plans of Equifax Inc., (ii) voluntary deferrals of salary or bonus,
                     (iii) Employer contributions otherwise limited under the Employer's qualified retirement plans on account of limits imposed by the Internal Revenue Code, [and (iv) a supplemental retirement contribution, as set forth in Exhibit B].


              (e) The Executive shall be entitled to fringe benefits and prerequisites as set forth in Exhibit B consistent with the Employer's Executive Fringe Benefit Policy.

              (f) Executive shall be eligible to participate in other executive and employee benefit plans, and arrangements as Employer may have or establish from time to time. The foregoing, however, shall not be construed to require Employer to establish any such plan, program or arrangement or prevent the modification or termination of any such plan, program or arrangement once established. Any tax liability which these additional fringe benefits and prerequisites create for the Executive will be the sole responsibility of the Executive.

              (g) Executive's annual vacation benefits shall be a minimum of ________ weeks, but such benefits may be increased if Executive is eligible for additional benefits in accordance with Employer's regular vacation plan applicable to executives and other salaried employees (including credit for service with Equifax Inc. prior to the Effective
                     Date).

              (h) Executive shall be entitled to be reimbursed in accordance with the policies of Employer, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive's duties of employment hereunder; provided, however, Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by Employer.

              (i) The salary and benefits set forth in this Section 3 and Exhibit B shall be the only compensation payable to Executive with respect to his employment hereunder (except as provided in Sections 4(e) and 7 hereof), and Executive shall not be entitled to receive any compensation in addition to that set forth herein for any services provided by Executive in any capacity to Employer or any of its affiliates unless agreed to by Employer or such affiliate.

              (j) Employer may deduct from each payment of salary and other benefits hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

       4. Termination.

              (a) Termination by Employer. Employer, at its sole election, shall have the right to terminate the Agreement and Executive's employment hereunder at any time during or immediately after expiration of the Initial Term or additional Term by written notice to Executive whether such termination is a Termination With Cause (defined below) or a Termination Without Cause (defined below).

              (b) Termination by Executive. Executive, at its sole election, shall have the right to terminate the Agreement and Executive's employment hereunder at any time during the Initial Term or any Additional Term by written notice to Employer whether such termination is a Good Reason Resignation (defined below) or a Voluntary Resignation (defined below).


              (c) Automatic Termination. The Agreement and Executive's employment hereunder shall automatically terminate in the event of death of Executive or twelve months following the Executive's Total Disability (defined below).

              (d) Termination Without Payments. If this Agreement is terminated during the Initial Term or any additional Term by (A) the death of the Executive, (B) Executive's Total Disability, (C) a Voluntary Resignation or (D) a Termination With Cause, Employer shall have, except as specified in Section 4(d)(i) and/or (ii) below, no further obligation to Executive or his heirs or legal representatives with respect to this Agreement, except for salary, benefits, and other compensation accrued up to the date of such termination and unpaid at the date of such termination.


                            (i) Death. In the event of the death of the Executive, Employer shall pay a death benefit to the Executive's designated beneficiary or beneficiaries, or if there is no designated beneficiary, to his estate consistent with the Employer's life insurance policy and will be in the amount specified on Exhibit B.


                            (ii)   Total Disability. In the event of the
                                   Executive's Total Disability, Employer shall pay the Executive short-term disability benefits consistent with the Employer's disability policy equal to one hundred (100%) percent of base salary until the earlier of the Executive's period of Total Disability or six (6) months. If the Executive's Total Disability continues after the end of the expiration of six (6) months, Employer shall pay Executive long-term disability benefits consistent with the Employer's disability policy [and Exhibit B]. In the event of the Executive's Total Disability, Employer shall have no further obligation to Executive or his heirs or legal representatives, with respect to this Agreement, except for the disability benefits described herein and the salary, benefits and other compensation arrangements accrued and vested under the Employer's plans and policies but unpaid at the date of his Total Disability.

              (e) Termination With Payments. If this Agreement is terminated during the Initial Term or any additional Term by either
                     (A) a Good Reason Resignation or (B) a Termination Without Cause, then Employer shall pay to Executive the severance amount calculated in subsection (e)(i) below; provided, however, that Executive shall not be entitled to receive any such severance payments until and unless Executive executes and delivers to Employer within thirty (30) days after the effective date of the termination of Executive's employment a release in form and substance reasonably satisfactory to Employer of all liability of Employer, except for Employer's obligations to make payments under this subsection. Such severance amount shall unless mutually agreed by Employer and Executive be paid by Employer to Executive in equal bi-weekly payments.


                            (i) If such termination occurs within the Initial Term or any additional Term of this Agreement, the severance amount shall be equal to the total amount that would have resulted from the continuance of Executive's [Total Cash Compensation] for the period commencing on the date of such termination and continuing for a period of _______ years; provided, such severance amount may be increased if Executive is entitled to additional benefits under the Employer's Severance Pay Plan.


                            (ii)   The payments provided for in this subsection
                                   (e) are in lieu of any severance or income continuation or protection under any plan, program or arrangement of Employer that may now or hereafter exist, except under any "employee benefit plan" (as defined in Section 3(3) of ERISA) participated in or maintained by Employer, the Omnibus Plan or the ChoicePoint Inc. Deferred Compensation Plan for Management Employees. Such payments and other benefits provided for in this subsection (e) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Employer and/or its affiliates to Executive under this Agreement.


              (f) Definitions. As used in this Section, 4, the following terms shall have the following meanings:

                            (i) "Voluntary Resignation" means a termination of this Agreement by Executive which is not a Good Reason Resignation.


                            (ii) "Good Reason Resignation" means termination of this Agreement by Executive and employment with the Employer (except in connection with Executive's Total Disability or a Termination With Cause) as a result of
                                   (A) a material diminishment in, or a
                                   material alteration of, Executive's duties as described in Exhibit A, (B) assignment to Executive by Employer of duties that are materially inconsistent with Executive's position, duties and responsibilities as described on Exhibit A, (C) any material reduction in the Executive's Compensation (including incentive pay, commissions and grants under the Omnibus Plan) or (D) a material failure by Employer to fulfill its obligations under this Agreement which is not cured within ten (10) business days after receipt by Employer of such written notice from Executive specifying the nature of the material failure; provided, however, that Employer actually receives such notice within thirty (30) days after Executive learns or reasonably should have learned of the occurrence of the event constituting grounds for Good Reason Resignation.

                            (iii) "Termination With Cause" means termination of this Agreement by Employer as a result of (A) failure of the business of Employer to perform substantially to levels identified and as agreed by Executive and Employer in Employer's then current "Business Plan", (B) conduct by Executive amounting to fraud, dishonesty, negligence or willful misconduct in matters affecting the fiscal affairs of Employer, (C) material inattention to, or breach of his duties hereunder, provided such event has not been cured within ten (10) business days after receipt by Executive of written notice from Employer of its occurrence, (D) excessive absences (other than vacation, illness or disability) by Executive from work, (E) Executive's failure to comply with all federal laws, or all state or local laws involving moral turpitude or Executive's conviction of (or plea of guilty or nolo contendere to) a felony, or (F) Executive's excessive use or abuse of drugs, alcohol or other toxic substances.

                            (iv)   "Termination Without Cause" means a
                                   termination of this Agreement by Employer which is not a termination because of the death of Executive, a Termination With Cause, or Executive's Total Disability.


                            (v)    "Total Cash Compensation" means the
                                   Executive's highest annual salary earned during the preceding three (3) years plus his highest incentive or commission pay earned during the three (3) years preceding the Executive's termination date specified in this Agreement. Total Cash Compensation shall be determined prior to any pre-tax deferrals under the Employer's then existing deferral programs including, but not limited to, the Employer's Section 125 plan, Section 401(k) plan and deferred compensation plan.


                            (vi) "Total Disability" means the inability of Executive to perform his material and substantial duties hereunder by reason of mental or physical illness, injury or disease.


       5. Confidentiality; Employee Non-Solicitation.

              (a)    Trade Secrets and Confidential Information.

                            (i) All Proprietary Information (defined below), and all materials containing them, received or developed by Executive during the term of his employment by Employer (in this Section 5, the term "Employer" refers collectively to Employer and/or its affiliates) are confidential to Employer, and will remain Employer's property exclusively. Except as necessary to perform Executive's duties for Employer, Executive will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Proprietary Information, or any materials containing them, and will take those actions reasonably necessary to protect any

                                   Proprietary Information. Executive's
                                   obligations regarding Trade Secrets (defined below) will continue indefinitely, while Executive's obligations regarding
                                   Confidential Information (defined below) will cease two (2) years from the date of termination of Executive's employment with Employer for any reason.

                            (ii) "Trade Secret" means information, including, but not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, lists of actual or potential customers and suppliers, research, development, existing and future products and services, and employees of Employer which (A) derives independent economic value, actual or potential, from not being generally known to, and not being easily ascertainable by proper means by, other perons who can obtain economic value from its disclosure or use, and (B) is the subject of Employer's efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

                            (iii) "Confidential Information" means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future will be developed, used or employed by Employer which are treated as confidential by Employer and not generally disclosed by Employer to the public, and which relate to the business or financial affairs of Employer, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

                            (iv) "Proprietary Information" means collectively the Confidential Information and Trade Secrets. Proprietary Information also includes information that has been disclosed to Employer by a third party that Employer is obligated to treat as confidential or secret.

                            (v) Notwithstanding anything to the contrary in this subsection 5(a)(v), "Proprietary Information" does not include any information that (A) is already known to Executive at the time it is disclosed to Executive by Employer; or (B) before being divulged by Executive (1) has become generally known to the public through no wrongful act of Executive; (2) has been rightfully received by Executive from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Employer; (3) has been approved for release to the general public by a written authorization of Employer; (4) has been independently developed by Executive without use, directly or indirectly, of the Proprietary Information received from Employer; or (5) has been furnished to a third party by Employer without restrictions on the third party's right to disclose the information.

                            (vi) In the event Executive is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information of Employer, Executive shall provide Employer with prompt notice of such requirement in order to afford Employer an opportunity to seek an appropriate protective order. However, if Employer is unable to obtain or does not seek such protective order and Executive is, in the opinion of its counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

                            (vii) Executive acknowledges that Employer is obligation under federal and state fair credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Employer, and that Employer is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer report information as such term is defined in such acts. In that regard, except as necessary to perform Executive's duties for Employer, Executive will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Employer is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair

                                   Credit Reporting Act (15 U.S.C. Section 1681 et. seq.) and analogous state fair credit reporting statutes.

              (b) Employee Non-Solicitation. During the term of Executive's employment by Employer and for two (2) years after his termination, Executive will not, either directly or indirectly, on his behalf or on behalf of others, solicit for employment or hire, or attempt to solicit for employment or hire, any employee of Employer with whom Executive had regular contact in the course of his employment by Employer.

              (c) Customer Non-Solicitation. During the term of Executive's employment by Employer and for two (2) years after his termination, Executive shall not directly or indirectly, for himself or for any person, firm or employer, divert, interfere with, disturb, or take away, or attempt to divert, interfere with, disturb, or take away, the patronage of any customers of Employer with which Executive had actual contact during the term of Executive's employment by Employer.

              (d) Return of Property. At Employer's request or on termination of Executive's employment with Employer for any reason, Executive will deliver promptly to Employer all property of Employer in his possession or control, including, without limitation, all Proprietary Information, all materials containing them, and all originals and copies of all documents (whether in hard copy or stored in electronic form) which relate to or were prepared in the course of Executive's employment (including, but not limited to, contracts, proposals or any information concerning the identify of customers, services provided by Executive and the pricing of these services).

              (e) Remedies. Executive agrees that the covenants and agreements contained in this Section 5 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Employer and the business of Employer; that immediate and irreparable injury, loss and damage will be suffered by Employer should Executive breach of any such covenants and agreements; and that, in addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), in recognition of the fact that Executive has special, unique, unusual and extraordinary qualities that provides peculiar value to Employer's business, Employer shall be entitled to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by Executive of any of such covenants or agreements.

       6. Inventions.

              (a)    Generally.

                            (i) Executive agrees that all Company Inventions (defined below) conceived or first reduced to practice by Executive during Executive's employment by Employer and all copyrights and other rights to such Company Inventions shall become the property of Employer. Executive hereby irrevocably assigns to Employer all of Executive's rights to all Company Inventions.

                            (ii) Executive agrees that if Executive conceives an Invention (defined below) during Executive's employment with Employer for which there is a reasonable basis to believe that the conceived Invention is a Company Invention, Executive shall promptly provide a written description of the conceived Invention to Employer adequate to allow evaluation thereof for a determination as to whether the Invention is a Company Invention.

                            (iii)  If, upon commencement of Executive's
                                   employment with Employer under this
                                   Agreement, Executive has previously conceived any Invention or acquired any ownership interest in any Invention, which: (A) is executive's property, or of which Executive is a joint owner with another person or entity; (B) is not described in any issued patent as of the Effective Date; and (C) would be a Company Invention if such Invention was made while Executive is an employee of Employer, then Executive shall, at his election, either: (1) provide Employer with a written description of the Invention on Exhibit ____ attached hereto, in which case the written description (but no rights to the Invention) shall become the property of Employer; or (2) provide Employer with a license as specified in subsection 6(a)(iv) of this Agreement.

                            (iv) If Executive has previously conceived or acquired any ownership interest in an Invention described by the criteria set forth in the immediately preceding subsection 6(a)(iii) and Executive elects not to disclose such Invention to Employer as provided therein, then Executive hereby grants to Employer a nonexclusive, paid up, royalty-free license to use and practice such Invention.

                            (v) Executive hereby represents to Employer that he owns no patents, individually or jointly with others.

                            (vi)   Notwithstanding any other provision in this
                                   Section 6, in no event shall Executive's assignment of any Invention to Employer apply to an Invention that Executive develops entirely on his own time during his employment with Employer without using Employer's equipment, supplies, facilities, Proprietary Information, except for any Inventions that either: (A) relate at the time of conception or reduction to practice of the Invention to the "Business" (as such term is defined in the Stock Purchase Agreement) of Employer, or to actual or demonstrably anticipated research or development of Employer; or (B) result from any work performed by Executive for Employer.

              (b)    Copyrights.

                            (i) Executive agrees that any Works (defined below) created by Executive in the course of performing Executive's duties as an employee of Employer are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works which have been or will be prepared by Executive within the scope of Executive's employment with Employer will be the property of Employer. Executive further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States

                                   Code do not vest in Employer the copyrights to any such Works, Executive shall assign and hereby do assign to Employer all right, title and interest to copyrights which Executive may have in such Works.

                            (ii) Executive agrees to promptly disclose to Employer all Works referred to in the immediately preceding subsection and execute and deliver all applications for registration, registrations, and other documents relating to the copy rights to such Works and provide such additional assistance, as Employer may deem necessary and desirable to secure Employer's title to the copyrights in such Works. Employer shall be responsible for all expenses incurred in connection with the registration of all such copyrights.

                            (iii) Executive hereby represents to Employer that he claims no ownership rights in any Works, except those described on Exhibit B attached hereto.

              (c) Section 6 Definitions. As used in this Section 6, the following terms shall have the meanings ascribed to them below:

                            (i) "Company Invention" means any Invention which is conceived by Executive alone or in a joint effort with others during Executive's employment by Employer which (A) may be reasonably expected to be used in a product or service of Employer, or a product or service similar to a product or service of Employer; (B) results from work that Executive has been assigned as part of his duties as an employee of Employer; (C) is in an area of technology which is the same or substantially related to the areas of technology with which Executive is involved in the performance of Executive's duties as an employee of Employer; or (D) is useful, or which Executive reasonably expects may be useful, in any manufacturing, product or service design process of Employer.

                            (ii) "Invention" means any discovery, whether or not patentable, including, but not limited to, any useful idea, invention, improvement, innovation, design, process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which Executive has a reasonable basis to believe may be new.

                            (iii)  "Work means a copyrightable work of
                                   authorship, including without limitation, any technical descriptions for products, services, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

              (d) Statutory Notice. In accordance with Section 2872 of the California Labor Code, Executive is hereby notified that the provisions of this Section 6 requiring assignment of certain Inventions to Employer do not, in any event, apply to any invention which qualifies under the provisions of
                     Section 2870 of such Code. Section 2870(a) of the California Labor Code provides as follows:

         Section 2870. Inventions on Own Time - Exemption from Agreement

              (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                       (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                       (2) Result from any work performed by the employee for the employer.

7. Change in Control.

              (a)    General.

                            (i) In the event of a Change in Control (as defined below), the Employer will require any successor of the Employer, by agreement in form and substance, expressly to assume and agree to perform this Agreement.

                                   Failure of the Employer to obtain such
                                   agreement prior to the effective date of the Change in Control shall be a breach of this Agreement and shall entitle the Executive to benefits and compensation from the Employer in the same amount and under the same terms as the Executive would be entitled hereunder had his employment terminated on account of a Constructive Termination. As used in this
                                   Section 7, "Employer" shall mean the Employer as herein before named and any successor which executes the Agreement or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                            (ii) This Change in Control Provision shall become effective on the Effective Date and shall continue for a period of five (5) years thereafter (the "Change in Control Term"); provided, however, that commencing on the first anniversary of the Effective Date and each anniversary thereafter, the Change in Control Term shall automatically be extended for one (1) additional year, unless at least sixty (60) days prior to any such anniversary date, the Employer shall have given the Executive written notice of the intention not to extend the Change in Control Provision.


              (b)    Supplemental Benefit.

                            (i) In the event that the Executive is employed by Employer at the time of a Change in Control and the Executive's employment with the Employer terminates during the Change in Control Term on account of Constructive Termination, the Executive shall be entitled to the supplemental benefits specified in Subsections (c), (d), (e), and (f) as applicable.


                            (ii) In the event the Executive takes the position that a Constructive Termination has occurred, the Executive shall so notify Employer of such position in writing within sixty (60) days of the occurrence of the event the Executive relies on for such Constructive Termination determination. The Executive shall specify the event upon which the Executive relies and specify in reasonable detail the facts and circumstances claimed to provide the basis for the Constructive Termination. For purposes of determining the supplemental benefits under Subsections (c),
                                   (d), (e), and (f), the Executive's Date of
                                   Termination shall be the date on which the written notice under this subparagraph is given, or in the case of the failure of the Employer's successor to assume this Agreement, the Date of Termination shall be the effective date of the Change in Control; provided, if within thirty (30) days after receiving the Executive's notice, the Employer notifies the Executive that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding and final arbitration award if agreed upon by the Executive and the Employer or by a final judgment, order or decree of a court of competent jurisdiction, the time for appeal therefrom having expired and no appeal having been perfected.


                            (iii) In the event the Executive voluntarily terminates employment with Employer on account of retirement or other employee-initiated separation that does not constitute a Constructive Termination, Employer shall not be required to make any payment referred to in this Section 7 to which the Executive would otherwise be entitled in the event of a Change in Control, except for salary, benefits and any other compensation arrangements which the Executive has accrued and in which he is vested under the Employer's plans and policies through the date of such voluntary termination but which remains unpaid. These earned but unpaid amounts shall be paid to the Executive as soon as practicable following the Executive's voluntary termination of employment.


              (c)    Compensation Continuation.

                            (i) The Employer shall pay the Executive all salary, incentive, vacation pay, and other benefits which the Executive has earned and is entitled to as of the Date of Termination but which remain unpaid as of the Date of Termination.

                            (ii) The Employer shall pay the Executive within thirty (30) days following this Date of Termination a lump sum amount equal to the Executive's Total Cash Compensation multiplied by __________.

              (d)    Health-Related Benefits.

                            For a period of ______ years, Employer shall maintain in full force and effect, all health-related benefit programs (including, but not limited to, life, health, and long-term disability insurance and other welfare benefits) in which the Executive was entitled to participate immediately prior to his Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of the benefit programs. In the event that the Executive's continued participation in any benefit program is restricted, the Employer shall provide the Executive with benefits substantially similar to those in which the Executive was entitled to receive under such program immediately prior to said Constructive Termination. The foregoing benefits are not intended to be a substitute for any available benefits under COBRA.

              (e)    Retirement Benefits.

                            (i) In the event the Executive is actively participating in the ChoicePoint Inc. 40l(k) Profit Sharing Plan (the "Plan") on the date a Change in Control occurs, the Executive shall be entitled to payment for all vested benefits under the Plan according to the terms of the Plan.

                            (ii) In the event that the vested portion of the benefits described in Subsection (i) is not one hundred (100%) percent, then the Employer shall make a payment to the Executive equal to the remaining vested benefits that the Executive would have been entitled to had he been one hundred (100%) percent vested in such benefits as of the date of the Change in Control, but which he was not vested in under the terms of the Plan as a consequence of the Change in Control.


                            (iii) The Employer shall pay the Executive a lump sum amount representing the qualified and non-qualified retirement benefits that would have been paid to the Executive had his employment continued for a period of _____ years following the Change in Control. Such lump sum shall be calculated as the larger of
                                   (A) or (B) as follows: (A) the sum of the highest benefits accrued or contributions paid during the last three (3) years determined separately under each of the plans described on Exhibit B, multiplied by ____, or (B) in the event the plan specifies a contribution amount or percentage, the benefit calculated under such plan's terms using Total Cash Compensation as defined herein.


                            (iv) The amounts determined under Subsection (ii) and (iii) hereof shall be paid from the general assets of the Employer; provided, however, the Employer reserves the right to set aside assets to secure the payment of benefits hereunder by establishing a non-qualified grantor trust upon such terms and conditions as it deems appropriate.

              (f) Tax Payments. In the event that any payments made to the Executive under this Section 7 or any other payments made to the Executive by the Employer are deemed to be "parachute payments" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), the Employer agrees to provide a gross up payment to the Executive in order to place him in the same after-tax position he would have been in had no excise tax become due and payable under Code
                     Section 4999 in the event such payments are deemed to be "excess parachute payments" under Code Section 280G.


              (g) Other Employee Benefits. The benefits under this Agreement shall not be affected by or reduced because of any other benefits to which the Employee may be entitled by reason of his continuing employment with the Employer or the termination of his employment with the Employer, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement; provided, however, that the foregoing will not be interpreted to require duplicative severance, medical or other insurance benefits.

              (h) Definitions. For the purposes of this Section, the following terms shall have the meanings set forth as follows:

                            (i) "Change in Control" means if, at any time, any of the following events shall have occurred:

                                      a.    The Employer is merged or
                                            consolidated or reorganized into or
                                            with another corporation or other
                                            legal person, and as a result of
                                            such merger, consolidation or
                                            reorganization, less than a majority
                                            of the combined voting power of the
                                            then-outstanding securities of such
                                            corporation or person immediately
                                            after such transaction is held in
                                            the aggregate by the holders of
                                            Voting Shares immediately prior to
                                            such transaction;

                                      b.    The Employer sells or otherwise
                                            transfers all or substantially all
                                            of its assets to any other
                                            corporation or other legal person,
                                            and as a result of such sale or
                                            transfer less than a majority of the
                                            combined voting power of the
                                            then-outstanding securities of such
                                            corporation or person immediately
                                            after such sale or transfer is held
                                            in the aggregate
                                            by the holders of Voting Shares
                                            immediately prior to such sale or
                                            transfer;

                                      c.    There is a report filed on Schedule
                                            13D or Schedule 14D-1 (or any
                                            successor schedule, form, or
                                            report), each as promulgated
                                            pursuant to the Securities Exchange
                                            Act of 1934 (the "Exchange Act"),
                                            disclosing that any person (as the
                                            term "person" is used in Section
                                            13(d)(3) or Section 14(d)(2) of the
                                            Exchange Act) has become the
                                            beneficial owner (as the term
                                            "beneficial owner" is defined under
                                            Rule 13d-3 or any successor rule or
                                            regulation promulgated under the
                                            Exchange Act) of securities
                                            representing twenty (20%) percent or
                                            more of the Voting Shares;

                                      d.    Employer files a report or proxy
                                            statement with the Securities and
                                            Exchange Commission pursuant to the
                                            Exchange Act disclosing in response
                                            to Form 8-K or Schedule 14A (or any
                                            successor schedule, form or report
                                            or item therein) that a change in
                                            control of the Employer has or may
                                            have occurred or will or may occur
                                            in the future pursuant to any
                                            then-existing contract or
                                            transaction; or

                                      e.    If during any period of two (2)
                                            consecutive years, individuals who
                                            at the beginning of any such period
                                            constitute the Directors of the
                                            Employer cease for any reason to
                                            constitute at least a majority
                                            thereof, unless the election, or the
                                            nomination for election by the
                                            Employer's shareholders, of each
                                            Director of the Employer first
                                            elected during such period was
                                            approved by a vote of at least
                                            two-thirds of the Directors of the
                                            Employer then still in office who
                                            were Directors of the Employer at
                                            the beginning of any such period.

                                      f.    Notwithstanding the foregoing
                                            provisions of Subparagraphs c and d
                                            above, a "Change in Control" shall
                                            not be deemed to have occurred for
                                            purposes of this Agreement (i)
                                            solely because (A) the Employer, (B)
                                            a subsidiary of the Employer, or (C)
                                            any Employer-sponsored employee
                                            stock ownership plan or other
                                            employee benefit plan of the
                                            Employer, either files or becomes
                                            obligated to file a report or proxy
                                            statement under or in response to
                                            Schedule 13D, Schedule 14D-1, Form
                                            8-K or Schedule 14A (or any
                                            successor schedule, form, or
                                            report or item therein) under the
                                            Exchange Act, disclosing beneficial
                                            ownership by it of shares of Voting
                                            Shares, whether in excess of twenty
                                            (20%) percent or otherwise, or
                                            because the Employer reports that a
                                            change of control of the Employer
                                            has or may have occurred or will or
                                            may occur in the future by reason of
                                            such beneficial ownership or (ii)
                                            solely because of a change in
                                            control of any Subsidiary.

                                      g.    Notwithstanding the foregoing
                                            provisions of this Subsection (i),
                                            if prior to any event described in
                                            Subparagraphs a, b, c, or d
                                            instituted by any person who is not
                                            an officer or director of the
                                            Employer, or prior to any disclosed
                                            proposal instituted by any person
                                            who is not an officer or director of
                                            the Employer which could lead to any
                                            such event, management proposes any
                                            restructuring of the Employer which
                                            ultimately leads to an event
                                            described in Subparagraphs a, b, c,
                                            or d of this Subsection (i) pursuant
                                            to such management proposal, then a
                                            "Change in Control" shall not be
                                            deemed to have occurred for purposes
                                            of this Agreement.


                            (ii) "Constructive Termination" means termination of this Agreement by Executive as a result of
                                   (A) any diminishment in, or an alteration of, Executive's duties as in effect immediately prior to the Change in Control, (B) assignment to Executive by Employer of duties that are inconsistent with Executive's position, duties and responsibilities in effect immediately prior to the Change in Control, (C) any removal of Executive from or failure to re-elect him to any of such positions, except in the case of a termination of employment on account of the willful and continued failure by the Executive to substantially perform his duties as described in Exhibit A for the Employer, or on account of Total Disability, (D) any reduction in the Executive's compensation (including incentive pay, commissions, and grants under the Omnibus Plan) in effect immediately prior to the Change in Control, [(E) a change in Executive's location of employment outside of the standard statistical metropolitan area of Atlanta, Georgia], [(F) a failure to renew this Agreement pursuant to Section 1], or (G) failure by the Employer to obtain the assumption of agreement to perform this Agreement by any successor to the Employer.

                            (iii) "Total Cash Compensation" has the meaning given in Section 4.

                            (iv)   "Voting Shares" means at any time the
                                   then-outstanding securities entitled to vote generally in the election of directors of the Employer.

       8. Notice. All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such addresses as shall be given in writing by the parties to one another):

                  If to Employer, to:

                           ChoicePoint Inc.
                           1000 Alderman Drive
                           Alpharetta, Georgia 30005
                           Attention: General Counsel


                  If to Executive, to:

                           _____________________________________
                           _____________________________________
                           _____________________________________
                           _____________________________________


              Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

       9.     Miscellaneous.

              (a) Assignment. This Agreement may not be assigned by either Employer or Executive without the prior written consent of the other party.

              (b) Waiver. The waiver by one party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

              (c) Amendment. This Agreement may not be modified, amended, supplemented, or terminated except by a written instrument executed by the parties hereto.

              (d) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein. If a court of competent jurisdiction shall determine that any provision contained in this Agreement, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

              (e) Legal Fees. In the event (i) the Employer breaches this Agreement, (ii) the Executive is terminated by the Employer other than for Cause, or (iii) the Executive terminates his employment for Good Reason or on account of a Constructive Termination, the Employer shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive as a result of such termination, including all fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

              (f) Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

              (g) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect.

              (h) Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of laws provisions thereof.

              (i) Exhibits. All exhibits to this Agreement are incorporated herein by reference thereto.

              (j) Survival. The covenants of Executive in Sections 5 and 6, and the obligations of Employer in Section 4 and 7, shall survive the termination of this Agreement and Executive's employment hereunder and shall not be extinguished thereby.

              (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

       IN WITNESS WHEREOF, Employer and Executive have each executed and delivered this Agreement, as of the date first shown above.

                                             EMPLOYER:
                                             CHOICEPOINT INC.

                                             By:
                                                 -------------------------------

                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                             EXECUTIVE:


                                             -----------------------------------